Exhibit 99.1
NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2010 SECOND QUARTER AND FIRST SIX MONTHS RESULTS
GREEN BAY, WI (May 14, 2010)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest contract converter of branded wet and dry wipes in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2010 second quarter sales were $20,875,000, up 7% over fiscal year 2009 second quarter sales. For the first six months of fiscal 2010, sales were $40,917,000, compared to $42,641,000 for the first six months of fiscal 2009, a decrease of 4%.
Net loss per diluted share for the second quarter of fiscal 2010 was $0.05 per share compared to a net loss of $0.15 per diluted share for the second quarter of fiscal 2009. For the first six months of fiscal 2010, net loss per diluted share was $0.09 per share compared to a net loss per diluted share of $0.15 for the first six months of fiscal 2009.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “The second quarter ended strongly after starting slowly. Tufco is attracting new customers and new business from existing customers. We are cautiously optimistic that we have turned the corner, but know that our recovery is dependent on the speed and extent of the overall consumer market recovery and the ability of our customers to participate in that recovery”.
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2010 results in comparison to fiscal 2009 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as its ability to increase sales and achieve profitability in fiscal year 2010, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the recent recession, the Company’s ability to refinance or replace its line of credit, which expires January 31, 2011, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, including its new canister line, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(Amounts in 000’s)

	March 31,	September 30,
	2010	2009
ASSETS

Cash	$5	$4
Accounts Receivable — Net	12,673	11,077
Inventories — Net	12,627	10,645
Other Current Assets	1,367	1,232

Total Current Assets	26,672	22,958

Property, Plant and Equipment — Net	18,038	17,892
Goodwill — Net	7,212	7,212
Other Assets	133	129

Total	$52,055	$48,191

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes Payable — Current	$3,528	$1,270
Accounts Payable	8,906	6,861
Accrued Liabilities	668	543
Other Current Liabilities	540	464

Total Current Liabilities	13,642	9,138

Long-Term Debt	—	—
Deferred Income Taxes	2,340	2,612

Common Stock and Paid-in Capital	25,482	25,468
Retained Earnings	12,748	13,131
Treasury Stock	(2,157)	(2,158)

Total Stockholders’ Equity	36,073	36,441

Total	$52,055	$48,191

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income
(Amounts in 000’s except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net Sales	$20,875	$19,455	$40,917	$42,641

Cost of Sales	19,855	19,184	38,852	41,088

Gross Profit	1,020	271	2,065	1,553

SG&A Expense	1,357	1,325	2,634	2,596
Gain on Asset Sales	—	—	—	(37)

Operating Loss	(337)	(1,054)	(569)	(1,006)

Interest Expense	34	26	57	69
Interest Income and Other Income	—	—	(15)	(14)

Loss Before Income Taxes	(371)	(1,080)	(611)	(1,061)

Income Tax Benefit	(138)	(423)	(228)	(416)

Net Loss	$(233)	$(657)	$(383)	$(645)

Net Loss Per Share:
Basic	$(0.05)	$(0.15)	$(0.09)	$(0.15)
Diluted	$(0.05)	$(0.15)	$(0.09)	$(0.15)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,342,813	4,308,947	4,377,528
Diluted	4,308,947	4,342,813	4,308,947	4,377,528